Exhibit 99.1

               QC Holdings, Inc. Reports Fourth Quarter and Full Year Results; Loss Ratio Improved in Fourth Quarter; Net Unit
                Branch Growth Exceeded 43% During 2005

    OVERLAND PARK, Kan.--(BUSINESS WIRE)--Feb. 9, 2006--QC Holdings, Inc. (Nasdaq:QCCO) reported a 23.6% increase in revenue during fourth quarter 2005, improving to $41.9 million compared to $33.9 million in prior year's fourth quarter, primarily as a result of the increase in unit branch count quarter-to-quarter. The Company reported income from continuing operations of $1.0 million in fourth quarter 2005 versus $4.7 million in fourth quarter 2004. This decline in income from continuing operations was attributable to higher costs in the current year's quarter associated with the Company's accelerated growth rate during the last twelve months. The loss ratio (which is the provision for losses as a percentage of revenues) during fourth quarter 2005 totaled 24.1% versus 34.9% in third quarter 2005 and 23.0% in prior year's fourth quarter. During fourth quarter 2005, the Company opened 38 de novo branches, capping a year in which 174 de novo branches were opened and an 18-month period in which 219 de novo branches were opened. In addition, the Company has acquired 39 branches since June 30, 2004, resulting in an 18-month total of 258 new Company branches.
    As previously reported, the Company closed its 19 branches in North Carolina during fourth quarter 2005 (the North Carolina closings). The operations and direct closing costs associated with these branches are reported as discontinued operations for all periods discussed.
    For the year ended December 31, 2005, the Company reported revenues of $152.9 million, a 29.4% improvement versus prior year. Income from continuing operations for 2005 totaled $5.7 million compared to $17.5 million during 2004, primarily due to the costs associated with the Company's accelerated growth rate during 2005, higher loan losses in the current year and higher corporate expenses in connection with the development of the Company's infrastructure.
    "We are obviously pleased with the tremendous strides our branches made with respect to losses during the fourth quarter," commented QC Chairman and Chief Executive Officer Don Early. "Our focus on preventing and collecting bad loans was rewarded with a loss ratio that was significantly better than third quarter 2005. Given that new branches incur higher losses during the initial 24 months of operation and that approximately 50% of the Company's branches are less than 24 months old, a loss ratio that is only slightly higher than prior year's fourth quarter is a significant achievement.
    "We achieved our stated goal to grow our unit branch count by 40% to 50%. This investment in our future was not undertaken lightly, nor was it accomplished without substantial effort and numerous difficulties. By adding these new branches to our solid foundation of seasoned branches, we have created the opportunity to drive meaningful shareholder value.
    "To capitalize on this opportunity, we are refocusing our efforts on superior branch performance through operational excellence. What this means, simply, is challenging the day-to-day processes and details at every branch to ensure that customers are served efficiently and effectively, collection approaches are targeted and consistent, and operating costs are reasonable. We are confident we can achieve operational improvements through this concentrated initiative."

    Fourth Quarter

    The $8.0 million improvement in revenues quarter-to-quarter resulted from higher payday loan volumes, which reflects increases in the number of branches, the number of customer transactions and average loan size. QC originated approximately $271.1 million of payday loans during fourth quarter 2005, which was an increase of 21.7% over the $222.8 million during fourth quarter 2004. The average loan (including fee) totaled $365.77 versus $351.24 during the three months ended December 31, 2004. Average fees per loan increased 2.4%, from $52.74 in fourth quarter 2004 to $54.01 in fourth quarter 2005 due to the higher average loan size, partially offset by a decline in the fee rate as the Company expands in states that have lower fee structures.
    Revenues for comparable branches (defined as those branches that were open for all of the two periods being compared, which means the 15 months since September 30, 2004) improved 4.5%, or $1.5 million, to $34.9 million during the three months ended December 31, 2005, as a result of higher payday loan volumes. Fourth quarter 2005 revenues also included $2.4 million from branches added in the three months subsequent to September 30, 2004, and approximately $4.6 million from branches added during 2005.
    Fourth quarter 2005 branch operating costs, exclusive of loan losses, increased to $23.6 million from $14.2 million in prior year's fourth quarter. Branch-level salaries and benefits totaled $12.4 million, or 29.6% of revenues, in fourth quarter 2005 versus $7.1 million, or 21.0% of revenues, in fourth quarter 2004. This increase in salaries and benefits is attributable to personnel at new branches, as well as to higher overtime-related charges associated with salaried branch managers. Occupancy costs as a percentage of revenues increased from 9.9% to 13.5% in fourth quarter 2005, which reflects the high number of branches at early stages in the branch lifecycle. Depreciation and amortization increased by $1.1 million, primarily due to depreciation associated with capital expenditures for de novo branches.
    During the three months ended December 31, 2005, the Company reported loan losses of $10.1 million compared to $7.8 million in the same 2004 period. As noted above, the Company's loss ratio was 24.1% in fourth quarter 2005 versus 23.0% in fourth quarter 2004. The loss ratio for comparable branches declined to 21.9% compared to 23.6% in prior year's fourth quarter. This improvement would have been two percentage points stronger if not for bankruptcy-related losses that occurred during fourth quarter 2005 in connection with the changes to bankruptcy laws taking effect in mid-October. The favorable loss experience reflects the benefits of the Company's focus on reducing losses through loan origination-based verification procedures and through higher quality and quantity of collection calls. Branches opened during 2005 and the last three months of 2004 reported provision for losses of approximately $1.9 million and $551,000, respectively, during fourth quarter 2005. The Company's newer branches experience higher loss rates than seasoned, comparable branches, as evidenced by the average loss ratio of 38% after the first twelve months of operations for de novo branches during 2003, 2004 and 2005 that were open for at least twelve months as of December 31, 2005.
    Branch gross profit declined $3.7 million from $11.9 million in fourth quarter 2004 to $8.2 million in the current year quarter. Gross profit for comparable branches during fourth quarter 2005 totaled $12.3 million compared to $12.7 million in prior year's fourth quarter, with the improvements resulting from the favorable change in legislation in Kansas being more than offset by reduced gross profit due to regulatory restrictions in Illinois and Indiana that limit the customer's ability to borrow. The branches added in the final three months of 2004 were essentially breakeven and branches added during 2005 reported net losses of $3.3 million in fourth quarter 2005. Net losses associated with branches that were not yet opened, closed branches (other than the North Carolina closings) and other services as of December 31, 2005 totaled $850,000.
    Regional and corporate expenses increased $1.6 million during the three months ended December 31, 2005, to $6.5 million from $4.9 million. Together, regional and corporate expenses were 15.5% of revenues in fourth quarter 2005 compared to 14.4% in prior year's quarter. The higher level of expenses in the current year is attributable to salaries associated with a 40% increase in home office personnel quarter-to-quarter, the costs in connection with being a public company (e.g., insurance, legal and compliance) and rent expense for the Company's new corporate office. These increases were partially offset by a reduction in performance-based incentive compensation.
    The effective income tax rate during fourth quarter 2005 totaled 33.2% compared to 33.7% in prior year's fourth quarter. Both years reflect tax benefits resulting from the changing mix of states in which the Company is required to file income tax returns.
    The Company reported a net loss of $559,000 in discontinued operations during fourth quarter resulting from the North Carolina closings compared to net income of $250,000 in prior year's fourth quarter. The loss in the current year quarter includes approximately $350,000 of direct costs to close the operations, including property depreciation, lease terminations and various closing expenses.
    "Our field personnel rose to the challenge and improved losses during fourth quarter, particularly given the expected growth in bankruptcy filings," noted QC President and Chief Operating Officer Darrin Andersen. "As was expected, our focus on reducing losses dampened our growth in comparable branch revenues, but the net effect on gross profit was favorable. Given this result and our experience during the second and third quarters of 2005, we expect to continue our focus on preventing and collecting bad loans, and believe that the reduced rate of comparable branch revenue growth is manageable over the near term."

    Year ended December 31

    For the year ended December 31, 2005, revenues grew $34.7 million to $152.9 million from $118.2 million during the year ended December 31, 2004, primarily due to increases in the number of branches, the number of customer transactions and average loan size. QC originated approximately $985.2 million of payday loans during the year ended December 31, 2005, a 32.5% increase compared to $743.8 million during the prior year. The average loan size (including fees) increased to $361.79 during the year ended December 31, 2005, from $337.97 in 2004, helping to increase the average fees per loan from $50.99 during the year ended December 31, 2004, to $53.83 in the current year.
    Revenues for comparable branches (defined as those branches that were open for all of the two periods being compared, which means the 24 months since December 31, 2003) improved $13.2 million, or 11.4%, to $128.5 million for the year ended December 31, 2005. Revenues from branches added during 2004 increased to $15.2 million from $2.1 million in 2004, and branches added in 2005 contributed $9.1 million in revenues. The aggregate increase from comparable branches and new branches was partially offset by the loss of revenues from branches that were closed.
    Revenues from check cashing, title loans and other sources improved to $12.5 million during the year ended December 31, 2005, from $11.6 million during the year ended December 31, 2004. The increase was attributable to a greater number of Company branches providing check cashing services in 2005 versus 2004.
    Salaries and benefits increased to $39.0 million in 2005 versus $25.0 million in 2004, primarily due to compensation for employees at new branches. Loan losses for the year ended December 31, 2005, totaled $41.4 million, a $17.0 million increase over 2004. The rate of increase in losses was greater than revenue growth, resulting in a loss ratio of 27.1% in the year ended December 31, 2005, versus 20.7% during the prior year. The less favorable loss ratio reflects the Company's accelerated rate of unit branch growth over the last 18 months, very favorable experience in first quarter 2004 attributable to the non-recurring tax benefits received by our customers associated with the changes in the income tax laws passed during mid-2003, and a challenging collections environment in 2005 as a result of an increase in bankruptcy filings, higher energy prices and increased competition in the lending industry.
    Other expense components, including occupancy, depreciation and amortization, increased $13.7 million year-to-year. The increase reflects the accelerated rate of unit branch growth, particularly with respect to occupancy costs, which grew $7.4 million during 2005 versus 2004.
    Branch gross profit totaled $36.0 million for the year ended December 31, 2005, compared to $45.9 million for the year ended December 31, 2004. This decline reflects the higher loan losses and the large number of early life-cycle branches. Comparable branches during the year ended December 31, 2005, reported gross profit of $48.6 million (a gross margin of 37.8%) versus $48.4 million (a gross margin of 42.0%) in the prior year. During 2005, branches opened during 2004 and 2005 reported net losses of $1.4 million and $9.6 million, respectively, and costs associated with branches not yet opened, closed branches (other than the North Carolina closings) and other services totaled $1.6 million.
    Regional and corporate expenses increased from $16.7 million during 2004 to $25.6 million in the current year for the same reasons noted in the quarterly discussion. The Company reported interest income of $476,000 during 2005 compared to interest expense of $451,000 during 2004, which reflects the repayment of all indebtedness with a portion of the proceeds received in connection with the Company's initial public offering in July 2004 and the investment of the remaining proceeds in cash equivalents. Other expense during 2005 was $1.0 million higher than 2004 as a result of losses on the disposal of assets.
    The effective income tax rate for the year ended December 31, 2005, totaled 38.2%, essentially unchanged from the 38.1% in prior year's period.
    The Company reported a net loss of $961,000 in discontinued operations during 2005 compared to net income of $942,000 in prior year. The loss in the current year includes approximately $1.7 million of direct costs to close the North Carolina operations, including impairment of goodwill, severance and benefits, property depreciation, lease terminations and various closing expenses.

    Business Outlook

    Mr. Early concluded, "The Company experienced many milestones during 2005: the highest rate of de novo unit branch growth in our history; the opening of our 500th branch; the elimination of our exposure to the bank agency model; the repurchase of $3.7 million of our common stock; opening branches in four new states -- Ohio, Texas, Nebraska and Montana; the development of a credit services organization in Texas; surpassing $150 million in revenues; and others too numerous to list.
    As we turn to 2006, our objective is to nurture the growth of the new branches, while driving improvements at our vintage branches. We have established a very manageable target for unit branch growth of 75 to 100 in 2006. The investment in our infrastructure in 2004 and 2005 has created significant capacity from a unit branch and operational perspective. We believe we have the field and corporate management personnel in place to confront the challenges and maximize the opportunities that are certain to arise during 2006."

    QC will present its financial results for the three months and year ended December 31, 2005, in a conference call on February 9, at 2:00 p.m. EST. Stockholders and other interested parties are invited to listen online at www.qcholdings.com or dial 866-831-6272, passcode 17363326. The accompanying slides to the presentation will be available on the QC Web site prior to the conference call on February
9. A replay of the audio portion of the presentation will be available online until the close of business on March 9, 2006. The replay can also be accessed by telephone until February 16, 2006, at 888-286-8010, code 17937115.

    About QC Holdings, Inc.

    Headquartered in Overland Park, Kansas, QC Holdings, Inc. is a leading provider of payday loans in the United States, operating 532 branches in 25 states at December 31, 2005. With more than 20 years of operating experience in the retail consumer finance industry, the Company entered the payday loan market in 1992 and, since 1998, has grown from 48 branches to 532 branches through a combination of new, or de novo, branches and acquisitions. During fiscal 2005, the Company advanced $985 million to customers through payday loans and reported total revenues of $152.9 million.

    Forward-Looking Statement Disclaimer: This press release and the conference call referenced above contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company's current expectations and are subject to a number of risks and uncertainties, which could cause actual results to differ materially from those forward-looking statements. These risks include (1) changes in laws or regulations or governmental interpretations of existing laws and regulations governing consumer protection or payday lending practices, (2) litigation or regulatory action directed towards us or the payday loan industry, (3) volatility in our earnings, primarily as a result of fluctuations in loan loss experience and the rate of revenue growth in branches, (4) negative media reports and public perception of the payday loan industry and the impact on state legislatures and federal and state regulators, (5) changes in our key management personnel, (6) integration risks and costs associated with acquisitions, and (7) the other risks detailed under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission. QC will not update any forward-looking statements made in this press release or the conference call referenced above to reflect future events or developments.



            (Financial and Statistical Information Follows)



                           QC Holdings, Inc.
                   Consolidated Statements of Income
               (in thousands, except per share amounts)
                              (Unaudited)

                                  Three Months Ended    Year Ended
                                      December 31,     December 31,
                                  ------------------------------------
                                   2004     2005     2004      2005
                                  -------  -------  --------  --------
Revenues
  Payday loan and credit service
   fees                          $31,195  $38,804  $106,648  $140,341
  Other                            2,754    3,092    11,562    12,537
                                  -------  -------  --------  --------
    Total revenues                33,949   41,896   118,210   152,878
                                  -------  -------  --------  --------
Branch expenses
  Salaries and benefits            7,141   12,405    25,043    39,005
  Provision for losses             7,812   10,102    24,422    41,417
  Occupancy                        3,360    5,666    11,731    19,062
  Depreciation and amortization      459    1,581     1,617     3,890
  Other                            3,242    3,911     9,499    13,521
                                  -------  -------  --------  --------
    Total branch expenses         22,014   33,665    72,312   116,895
                                  -------  -------  --------  --------
Branch gross profit               11,935    8,231    45,898    35,983

Regional expenses                  1,775    2,479     6,915     9,364
Corporate expenses                 3,114    4,006     9,743    16,221
Depreciation and amortization        193      259       753       856
Interest expense (income), net      (143)     (38)      451      (476)
Other expense (income), net          (56)       4      (291)      715
                                  -------  -------  --------  --------
       Income from continuing
        operations before taxes    7,052    1,521    28,327     9,303
Provision for income taxes         2,378      505    10,790     3,556
                                  -------  -------  --------  --------
       Income from continuing
        operations                 4,674    1,016    17,537     5,747
Income (loss) from discontinued
 operations, net of income tax       250     (559)      942      (961)
                                  -------  -------  --------  --------
       Net income                $ 4,924  $   457  $ 18,479  $  4,786
                                  -------  -------  --------  --------

Earnings (loss) per share (a):
  Basic
   Continuing operations         $  0.23  $  0.05  $   0.98  $   0.28
   Discontinued operations          0.01    (0.03)     0.05     (0.05)
                                  -------  -------  --------  --------
   Net income                    $  0.24  $  0.02  $   1.03  $   0.23

  Diluted
   Continuing operations         $  0.22  $  0.05  $   0.91  $   0.27
   Discontinued operations          0.01    (0.03)     0.05     (0.05)
                                  -------  -------  --------  --------
   Net income                    $  0.23  $  0.02  $   0.96  $   0.22

Weighted average number of
 common shares outstanding (a):
  Basic                           20,371   20,466    15,864    20,508
  Diluted                         21,705   21,376    16,970    21,448

(a) See computations of earnings per share on following page



                           QC Holdings, Inc.
                  Computations of Earnings per Share
               (in thousands, except per share amounts)
                              (Unaudited)

                                    Three Months Ended   Year Ended
                                       December 31,     December 31,
                                    ----------------------------------
                                     2004     2005     2004     2005
                                    -------  -------  -------  -------
Income from continuing operations  $ 4,674  $ 1,016  $17,537  $ 5,747
Less: dividend and participation
 rights from mandatory stock
 redemption (a)                                       (2,025)
                                    -------  -------  -------  -------
Income from continuing operations
 available to common stockholders    4,674    1,016   15,512    5,747
                                    -------  -------  -------  -------

Discontinued operations, net of
 income tax                            250     (559)     942     (961)
Less: dividend and participation
 rights from mandatory stock
 redemption (a)                                         (110)
                                    -------  -------  -------  -------
Income (loss) from discontinued
 operations available to common
 stockholders                          250     (559)     832     (961)
                                    -------  -------  -------  -------

Income available to common
 stockholders                      $ 4,924  $   457  $16,344  $ 4,786
                                    -------  -------  -------  -------

Weighted average number of actual
 common shares outstanding          20,371   20,466   17,664   20,508
Reduction in weighted average
 shares from mandatory stock
 redemption (a)                                       (1,800)
                                    -------  -------  -------  -------
Weighted average number of common
 shares outstanding                 20,371   20,466   15,864   20,508
Incremental shares from assumed
 conversion of stock options         1,334      910    1,106      940
                                    -------  -------  -------  -------
Weighted average number of diluted
 common shares outstanding          21,705   21,376   16,970   21,448
                                    -------  -------  -------  -------
Earnings (loss) per share:
Basic
 Continuing operations             $  0.23  $  0.05  $  0.98  $  0.28
 Discontinued operations              0.01    (0.03)    0.05    (0.05)
                                    -------  -------  -------  -------
 Net income                        $  0.24  $  0.02  $  1.03  $  0.23
                                    -------  -------  -------  -------
Diluted
 Continuing operations             $  0.22  $  0.05  $  0.91  $  0.27
 Discontinued operations              0.01    (0.03)    0.05    (0.05)
                                    -------  -------  -------  -------
 Net income                        $  0.23  $  0.02  $  0.96  $  0.22
                                    -------  -------  -------  -------

Notes:

Basic and diluted earnings per share are computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Through June 30, 2004, the Company used the two-class method for computing basic and diluted earnings per share to consider the effect of the mandatory stock redemption under a Stockholders Agreement between the Company and two principal stockholders. The Stockholders Agreement was terminated on June 30, 2004.

(a) As set forth in Statement of Financial Accounting Standards No. 150 (SFAS 150), Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, which was adopted on July 1, 2003, the shares considered to be subject to redemption under the Stockholders Agreement for which a liability had been recorded through June 30, 2004 are excluded from weighted average shares for purposes of computing basic and diluted earnings per share. Further, SFAS 150 requires that the portion of net income representing dividend and participation rights associated with the mandatory redemption be removed from income available to common stockholders pursuant to the two-class method set forth by Statement of Financial Accounting Standards No. 128, Earnings per Share. The Stockholders Agreement was terminated effective June 30, 2004 and the computations for earnings per share no longer require ongoing adjustments.



                           QC Holdings, Inc.
                      Consolidated Balance Sheets
          (in thousands, except share and per share amounts)


                                             December 31, December 31,
                                                 2004         2005
                                             ------------ ------------
                   ASSETS                                  (Unaudited)
Current assets
  Cash, cash equivalents and short-term
   investments                              $     40,526  $    31,640
  Loans receivable, less allowance for
   losses of $1,520 at December 31, 2004
   and $1,705 at December 31, 2005                49,385       52,778
  Prepaid expenses and other current assets        2,893        3,312
                                             ------------  -----------
    Total current assets                          92,804       87,730
Property and equipment, net                       17,236       32,147
Goodwill                                           7,298        7,265
Other assets, net                                  1,098        1,364
                                             ------------  -----------
    Total assets                            $    118,436  $   128,506
                                             ------------  -----------

   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable                          $        396  $       644
  Accrued expenses and other liabilities           2,751        7,230
  Deferred revenue                                 2,926        4,121
  Deferred income taxes                            3,428        2,384
                                             ------------  -----------
    Total current liabilities                      9,501       14,379
Non-current liabilities                                           737
Deferred income taxes                              2,643        3,167
                                             ------------  -----------
    Total liabilities                             12,144       18,283
                                             ------------  -----------

Commitments and contingencies
Stockholders' equity
  Common stock, $0.01 par value: 75,000,000
   shares authorized; 20,371,000 shares
   issued and outstanding at December 31,
   2004; 20,700,250 shares issued and
   20,432,850 outstanding at December 31,
   2005                                              204          207
  Additional paid-in capital                      69,417       71,687
  Retained earnings                               36,671       41,457
  Treasury stock                                               (3,128)
                                             ------------  -----------
    Total stockholders' equity                   106,292      110,223
                                             ------------  -----------
    Total liabilities and stockholders'
     equity                                 $    118,436  $   128,506
                                             ------------  -----------



                           QC Holdings, Inc.
                Selected Statistical and Operating Data
   (in thousands, except Branch Data, Average Loan and Average Fee)

                                Three Months Ended      Year Ended
                                    December 31,       December 31,
                                --------------------------------------
                                  2004      2005      2004      2005
                                --------  --------  --------  --------
                                    Unaudited           Unaudited
Branch Data:
 Number of branches, beginning
  of period                         322       512       294       371
 De novo branches opened             22        38        54       174
 Acquired branches                   29         1        29        10
 Branches closed                     (2)      (19)       (6)      (23)
                                --------  --------  --------  --------
  Number of branches, end of
   period                           371       532       371       532
                                --------  --------  --------  --------

Comparable Branch Data:
 Total revenues generated by
  all comparable branches      $ 33,366  $ 34,938  $115,253  $128,452
 Total number of comparable
  branches                          298       298       268       268
 Average revenue per
  comparable branch            $    112  $    117  $    430  $    479
 Percentage increase in
  comparable branch revenues                  4.5%               11.4%

Operating Data:
 Loan volume                   $222,821  $271,118  $743,811  $985,219
 Average loan (principal plus
  fee)                           351.24    365.77    337.97    361.79
 Average fee                      52.74     54.01     50.99     53.83

Loss Data:
 Allowance for loan losses:
  Balance, beginning of period $  1,160  $  2,530  $  1,090  $  1,520
  Adjustment to provision for
   losses based on evaluation
   of outstanding receivables
   (a)                              360      (825)      430       185
                                --------  --------  --------  --------
  Balance, period end          $  1,520  $  1,705  $  1,520  $  1,705
                                --------  --------  --------  --------
 Provision for losses:
  Charged-off to expense       $ 14,185  $ 19,870  $ 48,916  $ 74,237
  Recoveries                     (6,713)   (9,333)  (24,901)  (33,195)
  Adjustment to provision for
   losses based on evaluation
   of outstanding receivables
   (a)                              340      (435)      407       375
                                --------  --------  --------  --------
  Total provision for losses   $  7,812  $ 10,102  $ 24,422  $ 41,417
                                --------  --------  --------  --------

 Provision for losses as a
  percentage of revenues           23.0%     24.1%     20.7%     27.1%
 Provision for losses as a
  percentage of loan volume         3.5%      3.7%      3.3%      4.2%

(a) Amounts differ due to the effect of excluding the North Carolina operations in the provision for losses table.





    CONTACT: QC Holdings, Inc., Overland Park
             Douglas E. Nickerson, 913-234-5154 (Investor Relations) Tom Linafelt, 913-234-5237 (Media)